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                                                                    EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of USA Waste Services, Inc. on Form S-3 of (a) our report dated February 23, 1996 (except with respect to the matters discussed in paragraphs one and two of Note 16, as to which the dates are March 4, 1996 and March 18, 1996 as indicated) with respect to the consolidated balance sheets of Sanifill, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1995 which is included in the Current Report on Form 8-K of USA Waste Services, Inc. dated November 12, 1996; (b) our report dated September 13, 1996, with respect to the combined balance sheet of the Combined Companies (consisting of City Disposal, Inc., Alpine Disposal and Recycling, Inc. and L.G. Industries, Inc.) as of December 31, 1995, and the related combined statements of operations, stockholders' equity and partners' capital and cash flows for the year then ended, which is included in the Current Report on Form 8-K/A of USA Waste Services, Inc. filed on November 15, 1996; and (c) to all references to our Firm included in this registration statement.


                                            ARTHUR ANDERSEN LLP

Houston, Texas
December 6, 1996